Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HD Partners Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 8 to the Registration Statement on Form S-1 of our report dated April 18, 2006, except for Notes 2 and the first three paragraphs of Note 7, as to which the date is May 10, 2006, and the last paragraph of Note 7, as to which the date is May 26, 2006, on the financial statements of HD Partners Acquisition Corporation as of March 31, 2006 and December 31, 2005 and for the periods from January 1, 2006 to March 31, 2006, December 6, 2005 (date of inception) to December 31, 2005 and December 6, 2005 (date of inception) to March 31, 2006 (cumulative).  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 26, 2006